NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS FIRST QUARTER 2019 RESULTS

DALLAS, TEXAS – May 9, 2019 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $15.2 million, or $.31 per share, in the first quarter of 2019 compared to net income attributable to NL stockholders of $14.3 million, or $.29 per share, in the first quarter of 2018.
Net sales at CompX increased to $31.2 million in the first quarter of 2019 from $28.4 million in the first quarter of 2018 primarily due to higher marine component sales, primarily surf pipes and wake enhancement systems to an original equipment boat manufacturer and to a lesser extent higher security products sales to existing government security customers. Income from operations attributable to CompX decreased slightly to $4.3 million in the first quarter of 2019 from $4.4 million in the first quarter of 2018 due to higher labor and medical costs for security products and a less favorable customer and product mix for marine components.

Kronos’ net sales of $436.5 million in the first quarter of 2019 were $6.1 million, or 1%, higher than in the first quarter of 2018.  Kronos’ net sales increased in the first quarter of 2019 as compared to the same period in 2018 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  Kronos’ average TiO2 selling prices were 8% lower in the first quarter of 2019 as compared to the first quarter of 2018.  Kronos’ average TiO2 selling prices at the end of the first quarter of 2019 were 4% lower than at the end of 2018 with lower prices in the European, North American and Latin American markets, partially offset by higher prices in the export market.  Kronos’ TiO2 sales volumes in the first quarter of 2019 were 15% higher as compared to the first quarter sales volumes of 2018 due to higher sales in all major markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $15 million in the first quarter of 2019 as compared to the first quarter of 2018.  The table at the end of this press release shows how each of these items impacted sales.

Kronos’ income from operations in the first quarter of 2019 was $49.0 million as compared to $107.5 million in the first quarter of 2018.  Kronos’ income from operations decreased in the first quarter of 2019 as the unfavorable effect of lower average TiO2 selling prices and higher raw materials (primarily third-party feedstock ore) and other production costs more than offset the favorable impact of higher sales and production volumes.  Kronos’ TiO2 production volumes were 1% higher in the first quarter of 2019 as compared to the first quarter of 2018.  Kronos operated its production facilities at average practical capacity utilization rates of 95% and 97% in the first quarter of 2018 and 2019, respectively.  Fluctuations in currency exchange rates also affected income from operations, which increased income from operations by approximately $8 million in the first quarter of 2019 as compared to the first quarter of 2018.

Corporate expenses decreased $5.9 million in the first quarter of 2019 as compared to the first quarter of 2018 primarily due to lower environmental remediation and related costs and lower litigation fees and related costs in 2019.  Interest and dividend income increased $.4 million in the first quarter of 2019 as compared to the first quarter of 2018 primarily due to interest earned on CompX’s loan to an affiliate.  Marketable equity securities represents unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as ore, zinc, brass, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems (such as Kronos’ new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Uncertainties associated with CompX’s development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
	Three months ended
	March 31,
	2018	2019
	(unaudited)

Net sales	$28.4	$31.2
Cost of sales	18.9	21.6

Gross margin	9.5	9.6

Selling, general and administrative expense	5.1	5.3
Other operating income (expense):
Insurance recoveries	.2	.3
Other income, net	.6	-
Corporate expense	(8.0)	(2.1)

Income (loss) from operations	(2.8)	2.5

Equity in earnings of Kronos Worldwide, Inc.	21.5	9.2

General corporate item -
Other components of net periodic pension and OPEB cost	(.1)	(.4)
Marketable equity securities	(1.6)	5.5
Interest and dividend income	1.1	1.5

Income before income taxes	18.1	18.3

Income tax expense	3.3	2.6

Net income	14.8	15.7

Noncontrolling interest in net income of subsidiary	.5	.5

Net income attributable to NL stockholders	$14.3	$15.2

Net income per share attributable to NL stockholders	$.29	$.31

Weighted average shares used in the calculation of
net income (loss) per share	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (unaudited)

	Three months ended
	March 31,
	2018	2019

CompX - component products	$4.4	$4.3
Insurance recoveries	.2	.3
Other income, net	.6	-
Corporate expense	(8.0)	(2.1)

Income (loss) from operations	$(2.8)	$2.5

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

Three months ended
March 31,
2019 vs. 2018

Percentage change in sales:
TiO2 product pricing	(8)%
TiO2 sales volume	15
TiO2 product mix/other	(3)
Changes in currency exchange rates	(3)

Total	1%